Exhibit 99.1

  PAYLESS SHOESOURCE'S STEVEN DOUGLASS ANNOUNCES INTENTION TO LEAVE THE COMPANY
                                  IN JULY 2005;

                 MATTHEW RUBEL TO BECOME CHIEF EXECUTIVE OFFICER

    TOPEKA, Kan., May 26 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) Chairman and Chief Executive Officer Steven J. Douglass today announced his intention to leave the company in July of this year, following a transition of leadership to Matthew E. Rubel, who will become the company's Chief Executive Officer. Mr. Rubel, 47, has been the Chairman and CEO of Cole Haan, a wholly-owned subsidiary of Nike, Inc. since February 1999. The company also announced that it would name a Non-Executive Chairman of the Board, at a later date, effective with the departure of Mr. Douglass and appointment of Mr. Rubel.

    "After more than ten years leading the company, the Board of Directors and I have mutually agreed that the time is right for me to leave the company and pursue new personal and business interests and opportunities," said Steven Douglass. "The Board worked diligently to make this possible by conducting a comprehensive search for the next CEO, selecting Matt Rubel to lead Payless ShoeSource forward. I look forward to a seamless transition of leadership and continued business momentum -- and look proudly back on the substantial progress toward achieving our strategic objective of Merchandise Authority in the value-priced segment of our industry. I am grateful for the many contributions of our talented senior leadership team and our more than 27,000 Payless ShoeSource associates in the U.S. and abroad. Matt will lead this team to even higher levels in capitalizing on the company's great brand and competitive strengths in the future."

    Mr. Rubel said, "I am extraordinarily excited to have the opportunity to continue to build on the strong foundation established by Steven and his team. As the largest specialty family footwear retailer in the Western Hemisphere, Payless ShoeSource is a unique and powerful platform. I look forward to working with the team to build growth strategies and initiatives that leverage the company's outstanding strengths in sourcing and distribution. We will focus on building even stronger connections with the consumer by creating emotionally enticing product, brand communications and point of sale. The company's focus on its core business, and continued strong execution of its Merchandise Authority strategy, are powerful pillars we will build upon to create long-term value."

    "Matt and his entire team have done an outstanding job of managing Cole Haan over the past six-and-a-half years," said Nike Founder and Chairman Philip H. Knight. "Matt leaves Cole Haan a more vibrant and energized business with a very strong future. We wish Matt all the best and thank him for his leadership and many contributions to our organization."

    Prior to joining Cole Haan, Mr. Rubel was Executive Vice President, J. Crew Group and CEO of Popular Club Plan from 1994 to 1999, and in November 1998, led the sale of Popular from J. Crew to Fingerhut. While at J. Crew Group, Mr. Rubel was responsible for all licensing and international activities, as well as brand marketing and served on its Group Executive Committee. Mr. Rubel has also served as President and CEO of Pepe Jeans USA and President of the Specialty Division of Revlon. Mr. Rubel has a Bachelor of Science degree from Ohio University and an MBA from the University of Miami (Florida).

    The Compensation, Nominating and Governance Committee of the company's Board of Directors, chaired by Mylle Mangum, and assisted by the executive search firm Spencer Stuart, oversaw the search process that resulted in Mr. Rubel's appointment.

    Separately, the company announced that at its annual meeting of shareholders held today, shareholders re-elected Steven J. Douglass, Howard K. Fricke and Judith K. Hofer to its Board of Directors for three year terms, and ratified the appointment of Deloitte & Touche LLP to serve as the company's independent registered public accountant for fiscal year 2005. Mr. Douglass will resign from the Board of Directors concurrent with his departure from the company. The Board intends to elect Mr. Rubel to fill the Board vacancy at that time.

    At the meeting, Mr. Douglass told shareholders that Payless ShoeSource remains committed to serving the interests of its shareowners by building long-term shareowner value and striving for continued improvements in 2005 operating results by:

    -- Maintaining a singular focus on its core business, the Payless ShoeSource chain of family footwear stores;

    -- Accelerating customer acceptance of the Merchandise Authority positioning in value priced footwear and accessories, differentiating its product offering from other retailers;

    -- Continuing the efforts to build select athletic and casual lifestyle brands that provide styling and quality to a broader audience of customers;

    -- Refocusing the company's marketing efforts to build more customer traffic in the Payless stores and communicate its Merchandise Authority position more clearly;

    -- Continuing to improve its information technology to manage inventory, pricing and store operations;

    -- Continuing to pursue gross margin improvement relative to 2004; -- Maintaining disciplined control of expenses; and, -- Improving the in-store shopping experience.

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of April 2005, the company operated a total of 4,646 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com, at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance and changes in executive leadership of the company. Forward-looking statements are identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or variations of such words. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE  Payless ShoeSource, Inc.
    -0-                             05/26/2005
    /CONTACT: Timothy J. Reid of Payless ShoeSource, Inc., +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html / /Web site: http://www.paylessinfo.com /